March 5, 2012	Exhibit 99.1

Park National Corporation Chief Financial Officer John W. Kozak

announces retirement for 2013

Burt, Miller to advance in continuation of leadership

NEWARK, Ohio – Park National Corporation (NYSE Amex: PRK) (Park) Chief Financial Officer John W. Kozak announced plans to retire in April, 2013, after 15 years at the helm of Park’s accounting team. Upon Kozak’s retirement, Park Chief Accounting Officer Brady T. Burt will become the Chief Financial Officer (CFO), and Vice President of Accounting Matthew R. Miller will become Park’s Chief Accounting Officer. Kozak’s early retirement is prompted by health issues, as he has been undergoing cancer treatment since 2009.

“I feel very fortunate to be a part of this extraordinary organization,” Kozak said. “Everyone at Park shares my values of hard work, integrity, humility, service, and putting family first. I am proud of the relationships I have forged and the positive difference we have made in the lives of many associates, clients and community members. I am grateful for the opportunity I had to help lead Park through many new challenges and special achievements. I enjoy working closely with Brady and Matt, and I feel completely confident that they will continue our great work. I now happily anticipate retirement and spending more time with my family.”

Kozak was CFO of Mutual Federal Savings & Loan in Zanesville, Ohio from 1980 to 1991, when that financial institution joined Park and now operates as Century National Bank. He served on that institution’s board of directors from 1988 to 2006. In 1991, he joined Park National Bank’s accounting department as a vice president and was named CFO in 1998. He has been a director of Park National Bank since 2006.

John Kozak has been a principal figure in each of many finance and accounting milestones for Park in the past two decades. As Park grew as a public company, Kozak was responsible for all SEC reporting. He led initiatives to strengthen Park’s income tax accounting and the management of Park’s investments inside the Park organization (rather than using an outside firm). He and his team developed detailed financial modeling capabilities that are crucial to Park’s interest rate risk management. He held a central role in the successful acquisition of more than a dozen banking and finance organizations, feats that included complex regulatory requirements and conversions.

“We owe John our deepest thanks for his dedicated service to the Park organization,” said Park Chairman C. Daniel DeLawder. “His strong character and exceptional talent helped lead us through remarkable periods of growth, unprecedented professional challenges, and numerous noteworthy accomplishments. John has been an integral part of Park’s historic performance and continued success. With great admiration, respect and appreciation, we will all enjoy this year together and then wish him the best in his very well-deserved retirement.”

A Certified Public Accountant (CPA) since 1977, Kozak holds a bachelor’s degree in accounting, graduating summa cum laude from The Ohio State University, where he also received the Pacesetter Award from the College of Business. He serves on the board of directors for Camp O’Bannon and Behavioral Health Care Partners, Inc. John has also been a long-time member of the local Newark Kiwanis Club. Originally from Zanesville, Ohio, he resides in Heath, Ohio with his wife, Susan.

According to Park President David L. Trautman, this extended succession plan for leadership in Park’s accounting function follows Park’s typical and preferred practice for key leadership roles.

Park National Corporation

50 N. Third Street, Newark, Ohio 43055

www.parknationalcorp.com

 “We were quite deliberate in choosing Brady Burt and Matt Miller for these roles, as we want to sustain our high-quality performance,” Trautman said. “Their experience, skills and commitment to our culture have earned the respect of shareholders and colleagues alike. They have played a significant role in helping us arrive where we are today, and we look forward to their continued leadership.”

Brady Burt, CPA, joined Park in April, 2007 as Chief Accounting Officer and has been extensively involved with various aspects of Park’s financial reporting and accounting. In 2008, Burt was instrumental in the efforts to combine all eight Ohio bank charters operating within Park into a single charter supporting 11 banking divisions. Most recently, he was a key leader in the sale of Park’s Vision Bank subsidiary.

Prior to joining Park, Burt was executive vice president and chief financial officer for Vail Banks, Inc., where he’d also held leadership roles in the internal audit department. Previously, he spent seven years working for Pricewaterhouse Coopers, where his service included a four-year period in London, England.

Burt earned a bachelor’s degree in accounting from Miami University. He is a board member of Habitat for Humanity of Licking County and a member of the Granville Rotary Club. He serves on the audit committee for the Licking County Foundation and on the finance committee of the Licking County United Way. Originally from Upper Arlington, Ohio, he lives in Granville, Ohio with his wife, Annie and their two daughters.

Matt Miller, CPA, began his Park career as a vice president in the accounting department in April, 2009. His service with Park has included key leadership roles in Park’s capital raising activities, loan portfolio accounting, and other components of financial reporting. Previously, he worked eight years at Deloitte & Touche, where his experience was primarily focused on financial service industry clients.

Miller holds a bachelor’s degree in accounting, graduating summa cum laude from the University of Akron. He is a board member of both the YMCA of Licking County and Big Brothers Big Sisters of Licking and Perry Counties. He is also a member of the Granville Rotary Club. Raised in New Madison, Ohio, he resides in Granville, Ohio with his wife, Alison and their son.

Headquartered in Newark, Ohio, Park National Corporation has $7.0 billion in total assets as of December 31, 2011 ($6.6 billion subsequent to the Vision Bank sale). Park consists of 11 community bank divisions, a non-bank subsidiary and two specialty finance companies. Park's Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Park National Division, Fairfield National Bank Division, Richland Bank Division, Century National Bank Division, First-Knox National Bank Division, Farmers & Savings Bank Division, United Bank Division, Second National Bank Division, Security National Bank Division, Unity National Bank Division, The Park National Bank of Southwest Ohio & Northern Kentucky Division and Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance). Park also includes SE Property Holdings, LLC and Guardian Financial Services Company (d.b.a. Guardian Finance Company).

Media contacts: Bethany Lewis, 740.349.0421, blewis@parknationalbank.com

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Park National Corporation

50 N. Third Street, Newark, Ohio 43055

www.parknationalcorp.com